Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of FirstMerit Corporation and subsidiaries (“FirstMerit”) of our reports dated February 25, 2011, with respect to the consolidated financial statements of FirstMerit and the effectiveness of internal control over financial reporting of FirstMerit, included in this Annual Report (Form 10-K) for the year ended December 31, 2010:
     Form S-8 No. 33-47074
     Form S-8 No. 33-47147
     Form S-8 No. 33-57557
     Form S-8 No. 33-63101
     Form S-8 No. 333-66129
     Form S-8 No. 333-72287
     Form S-8 No. 333-78953
     Form S-8 No. 333-120446
     Form S-8 No. 333-138624
     Form S-8 No. 333-156217
     Form S-3 No. 333-157163

/s/ Ernst & Young LLP Akron, Ohio
February 25, 2011